Exhibit 99.1

Dollar Tree Stores, Inc. Announces $150 Million Accelerated Share Repurchase

CHESAPEAKE, Va. - March 29, 2007 - Dollar Tree Stores, Inc. (NASDAQ: DLTR), the nation's leading operator of single-price point dollar stores, today announced that after market close on March 29, 2007 it entered into an agreement with Goldman, Sachs & Co. to repurchase approximately $150 million of its common shares under an accelerated share repurchase program. Dollar Tree will acquire these common shares under the $500 million share repurchase program announced on November 21, 2006. Upon completion of this transaction, the Company will have about $273 million remaining in future authorized share repurchases. The Company recently completed a $100 million accelerated share repurchase program, announced on December 11, 2006.

The specific number of shares to be repurchased is generally based on the volume weighted average share price of the company’s common shares during the term of the accelerated share repurchase program, subject to collar provisions that establish the minimum and maximum price and number of shares to be repurchased under the agreement.

Under the agreement, Dollar Tree will immediately pay $150 million. The Company will initially receive approximately 2.6 million shares --based on a calculation of approximately 70% of the top end of the collar-- and will receive the additional shares by the end of an estimated 1 to 4 month period contemplated to complete the transaction, depending on market conditions. All of the repurchased shares will be retired. Prior to issuance of this press release, no trading activity has occurred in the public market related to this accelerated share repurchase program.

"Our share repurchase program is an important part of our capital allocation strategy," said President and CEO Bob Sasser. “Having successfully completed a similar transaction in recent months, we believe that the accelerated share repurchase is an efficient use of capital and will provide long term benefit to our shareholders.”

Dollar Tree Stores operates 3,219 stores in 48 states as of February 3, 2007.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS: This press release contains "forward-looking statements" as that term is used in the Private Securities Litigation Reform Act of 1995. Forward-looking statements address future events, developments or results and typically use words such as believe, anticipate, expect, intend, plan or estimate. For example, our forward-looking statements include statements regarding our intentions to repurchase stock, the method and timing as well as the number of shares repurchased, related expenditures and the benefits of such transaction. They also include statements about our future cash flow and our ability to fund future growth. For a discussion of the risks, uncertainties and assumptions that could affect our future events, developments or results, you should carefully review the “Risk Factors,” "Business," and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections in our Annual Report on Form 10 - K filed April 12, 2006 and our Quarterly Report on Form 10-Q filed December 6, 2006. In light of these risks and uncertainties, the future events, developments or results described by our forward-looking statements in this document could turn out to be materially and adversely different from those we discuss or imply. We are not obligated to release publicly any revisions to any forward-looking statements contained in this press release to reflect events or circumstances occurring after the date of this report and you should not expect us to do so.

CONTACT:	Dollar Tree Stores, Inc., Chesapeake
Timothy J. Reid
757-321-5284
www.DollarTree.com

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